Filed pursuant to Rule 424(b)(3)
File No. 333-221829

PIMCO Flexible Municipal Income Fund (the “Fund”)

Supplement dated April 1, 2021 to the

Prospectus and Statement of Additional Information (the “SAI”),

each dated April 27, 2020 (as supplemented through January 26, 2021)

Previously, PIMCO contractually agreed to waive 50% of the management fees it was entitled to receive from the Fund for the period from December 24, 2019 through May 2, 2021. In addition, PIMCO has contractually agreed to waive 25% of the management fees it is entitled to receive from the Fund for the period of May 3, 2021 through May 2, 2022. Accordingly, any disclosure in the Prospectus or SAI related to PIMCO’s management fee waiver for the Fund is hereby supplemented with such information.

Investors Should Retain This Supplement for Future Reference

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